As filed with the Securities and Exchange Commission on March 9, 2020

Registration Statement No. 333-230849

Registration Statement No. 333-213173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230849

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213173

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Icagen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0982060
(State of Incorporation)	(IRS Employer Identification No.)

4222 Emperor Blvd., Suite 350
Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

ICAGEN, INC. 2018 STOCK INCENTIVE PLAN

ICAGEN, INC 2015 STOCK INCENTIVE PLAN

 ICAGEN, INC 2005 STOCK OPTION PLAN

(Full Title of each Plan)

Richard Cunningham

Chief Executive Officer

Icagen, Inc.

4222 Emperor Blvd., Suite 350

Research Triangle Park

Durham, North Carolina 27703

(919) 941-5206

( Name, Address and Telephone Number, Including Area Code, of Agent for Service )

Copy to:

Leslie Marlow, Esq.

Gracin & Marlow, LLP

405 Lexington Avenue, 26th Floor

New York, New York 10174

(212) 907-6457

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Icagen, Inc. (“Icagen”):

●	Registration Statement on Form S-8 (File No. 333-230849), filed by Icagen with the SEC on April 12, 2019, relating to 2,000,000 shares of common stock, par value $0.001 per share, of Icagen (“Icagen Common Stock”) for issuance under the 2018 Stock Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-213173), filed by Icagen with the Securities and Exchange Commission (the “SEC”) on August 16, 2016, relating to 800,000 shares of Icagen Common Stock for issuance under the Icagen, Inc. 2015 Stock Incentive Plan and 790,770 shares of Icagen Common Stock for issuance under the Icagen, Inc. 2005 Stock Option Plan.

Effective as of March 9, 2020, pursuant to an Asset Purchase Agreement, dated as of February 11, 2020 (the “APA”), with Adjacent Acquisition Co., LLC (“Buyer”), a subsidiary of Ligand Pharmaceuticals, Incorporated (“Ligand”), Icagen sold to Buyer a significant portion of its assets, which represented all of the assets that were located in Icagen’s Durham, North Carolina facility (the “Asset Sale”). The proceeds of the sale were primarily used to pay the Corporation’s loans owed to Perceptive Credit Holdings II, LP, which loans were in default but subject to forbearance until March 15, 2020.

As a result of the Asset Sale, Icagen has terminated all offerings of Icagen Common Stock pursuant to the Registration Statements. In accordance with undertakings made by Icagen in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Icagen Common Stock that remain unsold at the termination of the offering, Icagen hereby removes from registration all shares of Icagen Common Stock registered under each of the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 9, 2020.

ICAGEN, INC.

By:	/s/ Richard Cunningham
Richard Cunningham
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated below on March 9, 2020.

Signature	Title

/s/ Richard Cunningham	Chief Executive Officer
Richard Cunningham	(Principal Executive Officer)

/s/ Mark Korb	Chief Financial Officer
Mark Korb	(Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy Tyson	Chairman of the Board of Directors
Timothy Tyson

/s/ Clive Kabatznik	Director
Clive Kabatznik

/s/ Vincent Palmieri	Director
Vincent Palmieri

/s/ Edward Roffman	Director
Edward Roffman

/s/ Michael Taglich	Director
Michael Taglich